UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2013

The ADT Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35502	45-4517261
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

1501 Yamato Road

Boca Raton, Florida 33431

(Address of Principal Executive Offices, including Zip Code)

(561) 988-3600

(Registrant’s telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement.

Supplemental Indenture

On January 14, 2013, The ADT Corporation (the “Company”) completed an offering of $700 million in aggregate principal amount of its 4.125% Senior Notes due 2023 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes are governed by an Indenture, dated as of July 5, 2012, between the Company, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of January 14, 2013 between the Company and the Trustee (the “Fourth Supplemental Indenture”). The Fourth Supplemental Indenture, which includes the form of the Notes, is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Fourth Supplemental Indenture and the Notes in this report are summaries only and are qualified in their entirety by the terms of the Fourth Supplemental Indenture and the Notes, respectively.

The Notes bear interest at a rate of 4.125% per year from the date of original issuance or from the most recent payment date to which interest has been paid or provided for. Interest on the Notes will be payable on June 15 and December 15 of each year, commencing on June 15, 2013, to the holders of record at the close of business on the June 1 and December 1 prior to each interest payment date. In certain circumstances the Company may be required to pay additional interest.

The Notes are redeemable solely at the Company’s option at any time at a redemption price equal to the greater of (i) the principal amount of the Notes, and (ii) a make-whole amount, plus in each case, accrued and unpaid interest to, but excluding, the redemption date.

Upon the occurrence of a change of control triggering event (as defined in the Fourth Supplemental Indenture), unless the Company has exercised its right to redeem the Notes, each holder of Notes will have the right to require the Company to purchase all or a portion of such holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Exchange and Registration Rights Agreement

In connection with the sale of the Notes, the Company entered into an Exchange and Registration Rights Agreement (the “Exchange and Registration Rights Agreement”) with the Initial Purchasers, dated as of January 14, 2013. Under the Exchange and Registration Rights Agreement, the Company agrees, at its cost, to (i) file with the SEC an exchange offer registration statement with respect to an exchange offer registered under the Securities Act to exchange the Notes for an issue of another series of notes (the “Exchange Notes”) that are identical in all material respects to the Notes (except that the Exchange Notes will not contain transfer restrictions or any increase in annual interest rate), (ii) to use its commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 365 days of January 14, 2013, (iii) to use its commercially reasonable efforts to commence the exchange offer promptly, but no later than 10 business days after the registration statement has become effective, (iv) to use its commercially reasonable efforts to hold the exchange offer open for not less than 20 business days and (v) to use its commercially reasonable efforts to complete the exchange offer no later than 30 days after the commencement of the exchange offer.

If the exchange offer is not consummated, under certain circumstances and within specified time periods, the Company is required to file a shelf registration statement covering resales of the Notes, use commercially reasonable efforts to cause the shelf registration statement to be declared effective and to keep the shelf registration statement effective until such time as the Notes cease to be registrable securities.

Subject to certain limitations, the Company will be required to pay the holders of the Notes special interest on the Notes if the Company fails to register the Notes or consummate the exchange offer within, or to keep such registration statement effective during, specified time periods or if the Company requires holders to refrain from disposing of their registrable securities for a period exceeding 45 days in any one instance or 90 days in the aggregate during any 12-month period.

A copy of the Exchange and Registration Rights Agreement is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The description of the Exchange and Registration Rights Agreement in this report is a summary only and is qualified in its entirety by the terms of the Exchange and Registration Rights Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure contained in Item 1.01 above, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Fourth Supplemental Indenture between The ADT Corporation (as Issuer) and Wells Fargo Bank, National Association (as Trustee), dated as of January 14, 2013.

4.2	Exchange and Registration Rights Agreement between The ADT Corporation and Goldman, Sachs & Co., Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., (as representatives of the several Purchasers), dated as of January 14, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 14, 2013	THE ADT CORPORATION

	By:	/s/ N. David Bleisch
	Name:	N. David Bleisch
	Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Fourth Supplemental Indenture between The ADT Corporation (as Issuer) and Wells Fargo Bank, National Association (as Trustee), dated as of January 14, 2013.

4.2	Exchange and Registration Rights Agreement between The ADT Corporation and Goldman, Sachs & Co., Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., (as representatives of the several Purchasers), dated as of January 14, 2013.